EXHIBIT 10.1

STOCK PURCHASE OPTION AGREEMENT

This Stock Purchase Option Agreement ("Agreement") is made and entered into as of July 25, 2013 ("Effective Date"), by and between Bezerius Holdings Limited, a private company limited by shares organized under the laws of the Republic of Cyprus ("Seller" or “BHL”), and Great East Energy, Inc., a Nevada corporation ("Buyer"). Seller and Buyer are sometimes together referred to in this Agreement as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, on May 9, 2013, Seller entered into an Agreement of Purchase and Sale of Shares attached as Exhibit B hereto (the “Purchase Agreement”) with Carapetta Investments LTD, a corporation organized under the laws of the Republic of Cyprus ("Carapetta"), whereby Carapetta agreed to sell to BHL One Thousand (1,000) shares of Synderal Services LTD, a corporation organized under the laws of the Republic of Cyprus ("SSL"), representing all of the issued and outstanding shares in the capital of SSL (the "Shares");

WHEREAS, upon closing of the transactions contemplated by the Purchase Agreement, Seller will own and control the Shares;

WHEREAS, Seller has agreed to offer Buyer the exclusive option to purchase the Shares upon the terms and conditions and for the consideration set forth in this Agreement; and

WHEREAS, Buyer desires to accept such option, upon the terms and conditions and for the consideration set forth in this Agreement, for the right to purchase the Shares from Seller;

NOW, THEREFORE, in consideration of the covenants, premises and agreements herein contained, the sufficiency and adequacy of which is hereby acknowledged by each of the Parties, the Parties hereto agree as follows:

1.            Incorporation of Recitals. The Recitals set forth above are material and by this reference are incorporated herein and made a part of this Agreement.

2.            Definitions.

"Affiliate" shall have the meaning ascribed to it in the Securities Act.

“Corporate Records” shall have the meaning as used in Section 7(j) hereof.

“Encumbrances” has the meaning ascribed thereto in Section 6(c).

"Exercise Financial Statements" has the meaning ascribed thereto in Section 9.3.

“Exercise Period" shall mean the period commencing on the Option Grant Closing Date and continuing until 5:00 p.m. (New York time) on September 30, 2013 or such later date as contemplated by Section 9.3.

"Exercise Price" has the meaning ascribed thereto in Section 3.2.

“Extension of the Subsoil Use Permit” means issuance by the State Service of Geology and Subsoil of Ukraine of an extension of the Subsoil Use Permit to at least September 1, 2018.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Indemnification” has the meaning ascribed thereto in Section 9.6.

“Indemnified Party” has the meaning ascribed thereto in Section 9.6.

“Knowledge” means the actual knowledge of such Person or its Affiliates.

"Laws" means applicable laws (including, without limitation, common law), statutes, by-laws, published rules, regulations, orders, decisions, treaties, decrees, judgments, awards or securities or commodities related policies, in each case, of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

"Material Adverse Change" means any change or effect (or any condition, event or development involving a prospective change or effect) in the affairs, business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise (in this definition collectively referred to as "business"), of BHL or SSL and their respective Subsidiaries including, without limitation, any regulatory restrictions, limitations on the business or any breaches of material agreements including, without limitation, this Agreement or Laws which is or could reasonably be expected to be materially adverse to the business of BHL or SSL and the Subsidiaries considered as a whole, or to the value of the Shares to Buyer other than such changes or effects that are the direct result of events outside of the control of Seller and/or any of its Affiliates provided that Seller and/or its Affiliates, as applicable, have made reasonable commercial efforts to prevent such changes or effects and, for greater certainty, shall exclude without limitation, such changes or effects resulting directly from general economic conditions or from financial, currency exchange rate and general securities or commodity market conditions (including, without limitation, commodity price fluctuations) that are outside the control of Seller and/or any of its Affiliates.

“Material Adverse Effect” means any effect resulting from Material Adverse Change.

“Minute Books” shall have the meaning as used in Section 7(j) hereof.

"Option Exercise Closing" means the closing of the purchase and sale of the Shares upon the exercise of the Option.

"Option Exercise Closing Date" means the date on which the Option Exercise Closing occurs, such date being no later than September 30, 2013 unless otherwise agreed by the Parties.

"Option Exercise Date" means the date on which the written notice contemplated by Section 3.2 is delivered.

"Option Grant Closing" means the closing of the grant of the Option in accordance with this Agreement.

"Option Grant Closing Date” means the date on which the Option Grant Closing occurs, such date being no later than July 30, 2013 unless otherwise agreed by the Parties.

“Option Exercise Notice” has the meaning ascribed thereto in Section 3.2.

“OTC Company” means Epsilon Corp., a U.S. publicly traded company (“EPSO”) to be acquired by Buyer simultaneously with the Option Grant Closing and the issuer of securities in a private placement financing to be closed immediately prior to or simultaneously with the Option Grant Closing pursuant to a subscription agreement substantially in the form of Annex A hereto (the “Subscription Agreement”).

"Parties" and "Party" have the respective meanings ascribed to them in the introductory paragraph of this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board, as regulated by the U.S. Securities and Exchange Commission (“SEC”).

"Person" means any individual, sole proprietorship, partnership, incorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative.

“Returns” shall have the meaning as used in Section 7(i) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

"Subsidiary" has the meaning ascribed to it in the Securities Act, and in the case of Seller, specifically includes the Ukraine-based entities NPK-KONTAKT and LISPROMGAZ as of the Option Exercise Closing Date.

“Subsoil Use Permit” means Special Permit № 2424 for subsoil use of subsoil plot issued by the Ministry of Environmental Protection of Ukraine on September 3, 2003 to Limited Liability Company NPK-KONTAKT, a legal entity incorporated under the laws of Ukraine and a Subsidiary of SSL (“NPK-KONTAKT”), and prolonged by the order № 454 of September 4, 2008 with an expiration date of September 8, 2013, with a further extension applied for on May 29, 2013 and attached as Exhibit E, for the purposes of geological investigation and experimental-industrial development of coal fields gas (methane) in the Lysychansko-Toshkovskaya area of Ukraine.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

3.            Option.

3.1           Grant of Option to Purchase Shares. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer the exclusive irrevocable right to purchase from Seller during the Exercise Period all (but not less than all) of the Shares effective as of the Option Grant Closing (the “Option”).

3.2           Exercise of Options; Exercise Price. In order to exercise the Option, Buyer must provide an irrevocable, written notice during the Exercise Period to Seller of Buyer's exercise of the Option (the “Option Exercise Notice”) and purchase all of the Shares for the Exercise Price as soon as practicable thereafter. As consideration for the purchase and sale of the Shares hereunder, Buyer shall pay to Seller an aggregated amount equal to $1,250,000 (the "Exercise Price") of which $412,500 (the “Advance Payment”) will be paid at the Option Grant Closing and the balance of $837,500 will be paid at the Option Exercise Closing.

3.3           Option Exercise Closing. Upon the valid exercise of the Option, subject to the terms and conditions contained in this Agreement, Buyer shall purchase all of the Shares from the Seller and the Seller shall sell all of the Shares to Buyer, free and clear of any and all Encumbrances and the Option Exercise Closing shall occur as soon as practicable thereafter and in no circumstance later than 10 days following the Option Exercise Date, unless:

(a)           otherwise agreed upon in writing by all of the Parties; or

(b)           the Option Exercise Closing is delayed as a result of the Seller’s failure to satisfy the closing conditions required for the Option Exercise Closing provided that:

(i)	Seller has diligently sought, and is continuing to diligently seek, satisfaction of such closing conditions; and

(ii)	unless otherwise agreed upon in writing by all of the Parties, under no circumstances shall the Option Exercise Closing occur later than December 31, 2013.

4.            Option Grant Closing and Option Exercise Closing.

4.1           Place and Time of Closing.

(a)           The Parties shall proceed diligently to complete all outstanding matters to be completed prior to the Option Grant Closing, with a view to completing the Option Grant Closing as soon as is reasonably possible. The Option Grant Closing shall take place at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022, at 10:00 a.m. (New York time) on the Option Grant Closing Date, or at such other time and place as Seller and Buyer mutually agree upon, orally or in writing.

(b)           The Parties shall proceed diligently to complete all outstanding matters to be completed prior to the Option Exercise Closing, with a view to completing the Option Exercise Closing as soon as is reasonably possible. The Option Exercise Closing shall take place at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022, at 10:00 a.m. (New York time) on the Option Exercise Closing Date, or at such other time and place as Seller and Buyer mutually agreed upon, orally or in writing.

4.2           Deliveries at the Option Grant Closing.

(a)           At the Option Grant Closing, Seller shall deliver to Buyer:

(i)
a certificate executed on Seller’s behalf by an appropriate officer certifying that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date when made and as of the Option Grant Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and that Seller have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Option Grant Closing Date;

(ii)
certificates of status of good standing or extracts from the state register of companies with the issuance date not more than forty five (45) days prior to the Option Grant Closing date, for SSL and its Subsidiaries, including without limitation the entities NPK-KONTAKT and LISPROMGAZ;

(iii)	a certified copy of the resolutions of the board of directors and shareholders of Seller approving the transactions contemplated hereby;

(iv)	the Security Agreement executed by all the shareholders of Seller as set forth in Section 9.9 hereof;

(v)	an opinion of AstapovLawyers International Law Group, Ukrainian counsel for Seller, dated as of the Option Grant Closing Date in the form of Exhibit A hereto; and

(vi)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Buyer to complete the transactions provided for in this Agreement.

(b)           At the Option Grant Closing, Buyer shall deliver to Seller:

(i)	wire transfer in the amount equal to $412,500.

4.3           Deliveries at the Option Exercise Closing.

(a)           At the Option Exercise Closing, Seller shall deliver to Buyer:

(i)
a certificate executed on Seller’s behalf by an appropriate officer certifying that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date when made and as of the Option Exercise Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and that Seller have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Option Grant Closing Date;

(ii)
certificates of status of good standing or extracts from the state register of companies with the issuance date not more than fifteen (15) days prior to the Option Exercise Closing date,  for SSL and its Subsidiaries, including without limitation the entities NPK-KONTAKT and LISPROMGAZ;

(iii)	an opinion of AstapovLawyers International Law Group, Ukrainian counsel for Seller, dated as of the Option Exercise Closing Date in the form of Exhibit A hereto;

(iv)	stock certificate(s) representing the Shares duly endorsed for transfer to Buyer;

(v)	resignations of all of the directors of SSL, in a form suitable for immediate acceptance, together with a complete release and discharge in the form acceptable to Buyer;

(vi)	all such evidence and confirmation as may be reasonably required by Buyer confirming that SSL and its Subsidiaries has paid any and all liabilities as contemplated by Section 9.5;

(vii)	all such evidence and confirmation as may be reasonably required by Buyer confirming that SSL and its Subsidiaries have obtained the Extension of the Subsoil Use Permit as contemplated by Section 9.4;

(viii)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Buyer to complete the transactions provided for in this Agreement.

(b)           At the Option Exercise Closing, Buyer shall deliver to Seller:

(i)	wire transfer in the amount equal to $837,500.00 which can be delivered to the order of Seller pursuant to the wire instructions attached hereto as Exhibit F;

(ii)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Seller to complete the transactions provided for in this Agreement.

5.            Conditions to Option Grant Closing and Option Exercise Closing.

5.1           Buyer’s Conditions to Option Grant Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement with respect to the Option Grant Closing are subject to the satisfaction of the following conditions:

(a)           The representations and warranties of Seller herein contained shall be true as of the Option Grant Closing;

(b)           All obligations, covenants and agreements of Seller contained in this Agreement to be performed prior to or at Option Grant Closing shall have been performed or complied with by Seller;

(c)           All of the deliveries contemplated by Section 4.1(a) shall have been delivered to Buyer;

(d)           No Material Adverse Change shall have occurred on or after December 31, 2012 to the Option Exercise Closing;

(e)           Without limitation to the foregoing, there shall be no litigation or proceedings pending against Seller, SSL or any of its Subsidiaries wherein an unfavorable result would:

(i)	prevent consummation of the transactions contemplated by this Agreement;

(ii)	cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(iii)
materially affect adversely the rights of SSL or the SSL Subsidiaries to own their respective assets and to operate' their respective businesses (and no injunction, judgment, artier, decree or ruling to such effect shall be in effect).

5.2           Seller’s Conditions to Option Grant Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement with respect to the Option Grant Closing are subject to the satisfaction of the following conditions:

(a)           The representations and warranties of Buyer herein contained shall be true as of the Option Grant Closing;

(b)           All obligations, covenants and agreements of Buyer contained in this Agreement to be performed prior to or at Option Grant Closing shall have been performed or complied with by Buyer.

5.3           Buyer’s Conditions to Option Exercise Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement with respect to the Option Exercise Closing are subject to the satisfaction of the following conditions:

(a)           The representations and warranties of Seller herein contained shall be true as of the Option Exercise Closing;

(b)           All obligations, covenants and agreements of Seller contained in this Agreement to be performed prior to or at Option Exercise Closing shall have been performed or complied with by Seller;

(c)           All of the deliveries contemplated by Section 4.3(a) shall have been delivered to Buyer;

(d)           No Material Adverse Change shall have occurred on or after December 31, 2012 to the Option Grant Closing;

(e)           The Extension of the Subsoil Use Permit have been delivered to Buyer in strict compliance with Section 9.4.

(f)           Without limitation to the foregoing, there shall be no litigation or proceedings pending against Seller, SSL or any of its Subsidiaries wherein an unfavorable result would:

(i)	prevent consummation of the transactions contemplated by this Agreement;

(ii)	cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(iii)
materially affect adversely the rights of SSL or the SSL Subsidiaries to own their respective assets and to operate' their respective businesses (and no injunction, judgment, artier, decree or ruling to such effect shall be in effect).

5.4           Seller’s Conditions to Option Exercise Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement with respect to the Option Exercise Closing are subject to the satisfaction of the following conditions:

(a)           The representations and warranties of Buyer herein contained shall be true as of the Option Grant Closing;

(b)           All obligations, covenants and agreements of Buyer contained in this Agreement to be performed prior to or at Option Grant Closing shall have been performed or complied with by Buyer.

(c)           Buyer shall have delivered to Seller the Option Exercise Notice.

(d)           All of the deliveries contemplated by Section 4.3(b) shall have been delivered to Buyer;

6.            Representations and Warranties of Seller with respect to the Shares. Seller hereby represents and warrants to Buyer that:

(a)           Organization and Standing.  Seller is duly incorporated and validly existing under the laws of the Republic of Cyprus, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.

(b)           Capacity of Seller; Authorization; Execution of Agreements.  Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement by Seller, and the performance by Seller of the transactions and obligations contemplated hereby, including, without limitation, the grant of the Option and sale of the Shares to Buyer hereunder, have been duly authorized by all requisite corporate action of Seller.  This Agreement constitutes a valid and legally binding agreement of Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the Republic of Cyprus, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c)           Title to Shares.  Seller shall be the sole record and beneficial owner of the Shares and will have sole managerial and dispositive authority with respect to the Shares as of the Option Exercise Closing Date.  Seller has not and will not grant any person a proxy with respect to the Shares that has not expired or been validly withdrawn.  The sale and delivery by Seller of the Shares to Buyer pursuant to this Agreement will vest in the Buyer legal and valid title to the Shares, free and clear of all Liens, security interests, adverse claims or other encumbrances of any character whatsoever, other than encumbrances created by Buyer and restrictions on the resale of the Shares under applicable securities laws (“Encumbrances”).

(d)           Brokers, Finders, and Agents.  Except for Hunter Wise Securities, LLC, and its parent Hunter Wise Financial Group, LLC, Seller is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  Except for Hunter Wise Securities, LLC, and its parent Hunter Wise Financial Group, LLC, no Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against SSL, Seller or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Seller.

7.            Representations and Warranties of Seller with respect to SSL. To the best of its knowledge and in reliance on the representations and warranties made by Carapetta to Seller in the Purchase Agreement, Seller represents and warrants to Buyer, with respect to SSL, that:

(a)           Organization and Standing.  SSL is duly incorporated and validly existing under the laws of the Republic of Cyprus, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.  Except for Synderal Services Ltd, NPK-KONTAKT and Limited Liability Company “LIZPROMGAZ” (“LIZPROMGAZ”) as of the Option Exercise Closing Date, SSL does not own any equity interest, directly or indirectly, in any other Person or business enterprise.  SSL is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business.  Except for Synderal Services Ltd, NPK-KONTAKT and LIZPROMGAZ, as of the Option Exercise Closing Date, SSL has no direct or indirect Subsidiaries.  As of the Option Exercise Closing Date SSL owns 100% of the issued and outstanding capital of Synderal Services Ltd, which owns 100% of the issued and outstanding capital of each of NPK- KONTAKT and LIZPROMGAZ. No corporate proceedings on the part of SSL or its Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)           Capitalization.  At the date of this Agreement, the authorized capital stock of SSL consists of 1,000 shares, of which 1,000 shares are issued and outstanding.  SSL has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding.  There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from SSL, or agreements obligating SSL to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of SSL (whether debt, equity, or a combination thereof) or obligating SSL to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require SSL to repurchase any of its Common Stock.  There are no preemptive or similar rights granted by SSL with respect to SSL’s capital stock.  There are no anti-dilution or price adjustment provisions contained in any security issued by SSL.  SSL is not a party to any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of SSL, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of SSL.  Neither the grant of the Option nor sale of the Shares to Buyer obligate SSL to issue any shares of capital stock or other securities to any person (other than Buyer) and will not result in a right of any holder of SSL securities, by agreement with SSL, to adjust the exercise, conversion, exchange or reset price under such securities.  The outstanding shares are all duly and validly authorized and issued, fully paid and non-assessable.  The Seller will cause SSL not to issue, or resolve or agree to issue, any securities to any party, other than Buyer, prior to the Option Exercise Closing.  The Shares represent 100% of the outstanding capital stock of SSL, on a fully-diluted basis.

(c)           Status of the Shares.  The Shares (i) have been duly authorized, validly issued, fully paid and are non-assessable, and will be such at the Option Exercise Closing, (ii) were issued in compliance with all applicable securities laws, and will be in compliance with such laws at the Option Exercise Closing, (iii) subject to restrictions under this Agreement, and applicable securities laws, have the rights and preferences set forth in the Memorandum and Articles of Association (“SSL Charter”), as amended, and will have such rights and preferences at the Option Exercise Closing, and (iv) are free and clear of all Encumbrances and will be free and clear of all Encumbrances at the Option Exercise Closing (other than Encumbrances created by Buyer and restrictions on the resale of the Shares under applicable securities laws).

(d)           Conflicts; Defaults.  The execution and delivery of this Agreement by the Seller and the performance by the Seller of the transactions and obligations contemplated hereby and thereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the SSL Charter, as amended, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which SSL is a party or by which SSL, or any of SSL’s assets, is bound; (ii) result in the creation or imposition of any Encumbrances or claims upon SSL’s assets or upon any of the shares of capital stock of SSL; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to SSL; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(e)           Absence of Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or threatened in writing against or affecting SSL.

(f)           Brokers, Finders, and Agents.  Except for Hunter Wise Securities, LLC, and its parent Hunter Wise Financial Group, LLC, SSL is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  Except for Hunter Wise Securities, LLC, and its parent Hunter Wise Financial Group, LLC, no Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against SSL, the Seller or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by SSL.

(g)           Absence of Liabilities.  Neither SSL nor its Subsidiaries has any liabilities or obligations of any kind or nature, except as set forth on Schedule 7(g) hereto, as may be updated and supplemented by the Seller at any time prior to the Option Exercise Closing.

(h)           No Agreements.  Except as set forth on Schedule 7(h) hereto, SSL is not a party to any agreement, commitment or instrument, whether oral or written, which imposes any obligations or liabilities on SSL after the Option Exercise Closing.

(i)            Taxes.

(i)           SSL has timely filed all state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by SSL with any Tax authority prior to the date hereof, except such Returns which are not material to SSL.  All such Returns are true, correct and complete and SSL has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon SSL or its financial condition.  SSL has paid all Taxes shown to be due on such Returns.

(ii)           All Taxes that SSL is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)          SSL has no material Tax deficiency outstanding, proposed or assessed against SSL, and SSL has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          No audit or other examination of any Returns of SSL by any Tax authority is known by SSL to be presently in progress, nor has SSL been notified of any request for such an audit or other examination.

(v)           No adjustment relating to any Returns filed by SSL has been proposed in writing, formally or informally, by any Tax authority to SSL or any representative thereof.

(vi)          SSL has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.

(j)            Corporate Records.  All records and documents relating to SSL known to the Seller, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with SSL (the “Corporate Records”) are true, complete and accurate in all material respects.  The minute books of SSL known to the Seller contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of SSL (and any committees thereof), similar governing bodies and shareholders (the “Minute Books”).  The Corporate Records and Minute Books, to the extent such documents have not been previously delivered to Buyer, will be delivered to Buyer at the Option Exercise Closing.

8.            Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

(a)           Organization and Standing.  Buyer is duly incorporated and validly existing under the laws of the State of Nevada, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.

(b)           Capacity of Buyer; Authorization; Execution of Agreements.  Buyer has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement by Buyer, and the performance by Buyer of the transactions and obligations contemplated hereby, including, without limitation, the purchase of the Shares from the Seller hereunder, have been duly authorized by all requisite corporate action of Buyer.  This Agreement constitutes a valid and legally binding agreement of Buyer, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c)           Purchase Entirely for Own Account. This Agreement is made with Buyer in reliance upon Buyer's representation to Seller that the Shares to be acquired by Buyer upon exercise of the Option will be acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Buyer further represents that Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Buyer represents that it has full power and authority to enter into this Agreement.

(d)           Restricted Securities. Buyer understands that the Shares have not been, and will not be, registered under the Securities Act or state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act. Buyer understands that the Shares are characterized as "restricted securities" under the U.S. federal and state securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations, such Shares may be resold without registration under the Securities Act only in certain limited circumstances.

9.            Covenants of the Parties.

9.1.          Access to Information; Notification of Certain Matters.

(a)           From the date hereof to the Option Exercise Closing and subject to applicable law, Seller shall (i) give to Buyer or its counsel reasonable access to the books and records of SSL and its Subsidiaries, and (ii) furnish or make available to Buyer and its counsel such financial and operating data and other information about SSL and its Subsidiaries as such Persons may reasonably request.

(b)           Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(i)            any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 9.1(b)(iii) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

9.2           Interim Operations of SSL.  During the period from the date of this Agreement to the Option Exercise Closing, the Seller shall cause SSL and its Subsidiaries to conduct their business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations.  Additionally, during the period from the date of this Agreement to the Option Exercise Closing, except as required hereby in connection with this Agreement, the Seller shall not permit SSL and its Subsidiaries to do any of the following without the prior consent of the Purchaser: (i) amend or otherwise change its Charter, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of outstanding warrants or outstanding stock options granted to directors, officers or employees of SSL and its Subsidiaries prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) alter in any material way the manner of keeping the books, accounts or records of SSL and its Subsidiaries or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xii) enter into any indemnification, contribution or similar contract pursuant to which SSL and its Subsidiaries may be required to indemnify any other Person or make contributions to any other Person, (xiii) amend or terminate any existing contracts in any manner that would result in any material liability to SSL and its Subsidiaries for or on account of such amendment or termination, or (xiv) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by Buyer.

9.3           Financial Statements. Seller shall cause SSL and its Subsidiaries to prepare and deliver to Buyer not later than five (5) business days before Option Exercise Closing, the audited consolidated financial statements of SSL’s Subsidiaries as at December 31, 2011 and 2012 audited by a PCAOB auditor chosen and mutually accepted by the Parties, and unaudited consolidated financial statements of SSL’s Subsidiaries as at June 30, 2011, 2012 and 2013 reviewed by a PCAOB auditor, prepared in accordance with GAAP (the “Exercise Financial Statements”).  Seller shall deliver such Exercise Financial Statements in a format acceptable in all respects to the U.S. Securities and Exchange Commission, as required for the filing of Form 8-K by Buyer.

9.4           Extension of Subsoil Use Permit.  Seller shall cause SSL and its Subsidiaries to obtain from the respective Governmental Authorities by September 8, 2013 the Extension of the Subsoil Use Permit.

9.5           Payment of Liabilities.  Prior to or at the Option Exercise Closing, Seller shall pay, or shall cause SSL and its Subsidiaries to pay, in full any liabilities or obligations incurred by SSL and its Subsidiaries and remaining outstanding at the Option Exercise Closing Date, excluding liabilities accrued in the ordinary course of business consistent with past practice and  including any and all liabilities or obligations incurred by SSL and its Subsidiaries in connection with the transactions contemplated by this Agreement.

9.6           Indemnification.  Seller hereby agrees to indemnify and hold harmless Buyer (the “Indemnified Party”) from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Party due to or arising out of any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation of Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby (“Damages”), for a period of twelve (12) months from the Option Exercise Closing Date (the “Indemnification,” and the period herein is referred to as the “Indemnification Period”).  Seller shall not be obligated to make any payment for Indemnification in respect of any claims for Damages that are made by the Indemnified Party after the expiration of the Indemnification Period; provided, however, that the obligations of Seller under the Indemnification shall remain in full force and effect in respect of any claims for Damages which are made prior to, and remain pending at, the expiration of the Indemnification Period. The indemnification provided by this Section 9.6 shall be the sole pecuniary remedy of the Indemnified Party for any Damages; provided, however, that no remedies of the Indemnified Party for any breach by Seller of the representations and warranties contained in Section 6 shall be limited in any way by this Section 9.6.

9.7           OTC Company Shares. Buyer shall cause OTC Company to issue promptly after the Option Grant Closing to Seller (i) shares of common stock of the OTC Company representing 51% of issued and outstanding common stock of the OTC Company after giving effect to the issuance of shares of common stock of the OTC Company to the subscribers under the Subscription Agreement, and (ii) one share of Series A Convertible Preferred Stock of the OTC Company with the powers, preferences, rights, qualifications, limitations and restrictions as set forth in the certificate of designations in the form of Exhibit A to the Subscription Agreement (the “Certificate of Designations”).  These shares shall be subject to a Lock-Up Agreement in the form of Exhibit B to the Subscription Agreement (the “Lock-Up Agreement”), and a Stock Escrow Agreement in the form of Exhibit C to the Subscription Agreement (the “Stock Escrow Agreement”) to be executed by and between the OTC Company and the holders of such shares at the Option Grant Closing.

9.8           SSL Capital Structure. Buyer hereby acknowledges and agrees to the capital structure of SSL as of the Option Exercise Date as set forth on Exhibit C hereto, including designation and issuance to the Persons listed on Exhibit C of preferred stock entitling its holders to dividend distributions in the amount of 15% in the aggregate.

9.9           Pledge and Security Agreement. The obligations of Seller to Buyer under this Agreement shall be secured pursuant to the Pledge and Security Agreement in the form of Exhibit D attached hereto to be executed by all the shareholders of Seller on or before the Option Grant Closing Date (the “Security Agreement”).  In addition to the rights and remedies given it by this Agreement, and the Security Agreement, Buyer shall have all those rights and remedies allowed by applicable laws.  The rights and remedies of Buyer are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

9.10         Registration of Transfer of Shares.  Seller undertakes hereby to execute and deliver such instruments, documents or other writings, and to take such actions as may be necessary or desirable to effectuate the registration of the transfer of the Shares to Buyer under the laws of the Republic of Cyprus not later than five (5) business days after the Option Exercise Closing Date.

10.          Survival. The warranties, representations, and covenants of each of the Parties to this Agreement shall survive the consummation of the purchase and sale of the Shares herein described for twenty four (24) months.

11.           Termination.

11.1         This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Buyer and Seller;

(b)           by either Buyer or Seller, if

(i)
the transactions contemplated by this Agreement shall not have been consummated by September 30, 2013; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before September 30, 2013; or

(ii)
a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining either Seller or Buyer from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and non-appealable and, prior to such termination, the Parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.

(c)           by Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 5.1 and 5.3 not to be satisfied, and such breach or failure to perform has not been cured within thirty (30) days after notice of such breach or failure to perform has been given by Buyer to Seller.

11.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, except as set forth in Section 11.3 hereof, there shall be no liability or obligation on the part of Buyer or Seller, or any of their respective officers, directors, shareholders, agents or Affiliates, except that (i) Seller shall return to Buyer a full amount of the Advance Payment within three (3) business days after the effective date of the termination of this Agreement, (ii) the provisions of this Section 11.2, Section 11.3 and Section 12 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (iii) notwithstanding anything to the contrary contained in this Agreement, no parties shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.  The obligations of Seller to return the Advance Payment to Buyer pursuant to this Section 11.2 are secured by all the assets of SSL and its Subsidiaries pursuant to the Security Agreement in the form of Exhibit H to the Subscription Agreement.

11.3         Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, provided that Buyer shall reimburse Seller’s costs and expenses not to exceed fifty thousand dollars ($50,000) in the aggregate incurred in connection with the transactions contemplated hereby including fees of the Seller’s legal counsel, financial consultants, and PCAOB auditors against the provision by Seller of relevant documents including US-GAAP audited financial statements as described in Section 9.3 above, confirming the expenditures so incurred in the form reasonably acceptable for the Buyer.

12.           Miscellaneous Provisions.

(a)           Waivers and Amendments.  This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by all of the parties hereto.  The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

(b)           Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, and if intended for either Party shall be addressed to the address provided below each Party's name on the signature page of this Agreement. Any Party, by written notice to the other Party, may change the address for notices to be delivered.

(c)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Seller may not assign or transfer its rights hereunder without the prior written consent of Buyer, and Buyer may not assign or transfer its rights under this Agreement without the consent of Seller.

(d)          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and intent of this Agreement.

(e)           Entire Agreement. This Agreement contains the entire agreement of the Parties, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

(f)           Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.  The signature pages hereto in facsimile copy or other electronic means, including e-mail attachment, shall be deemed an original for all purposes.

(g)          Governing Law and Submission to Jurisdiction.  This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to the principles of conflicts of law thereof.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in New York County, New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of New York as described herein.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h)          Schedules.  The schedules and exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

(i)           Public Announcements.  The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement including necessary Company’s filings with the SEC with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

SELLER BEZERIUS HOLDINGS LIMITED

By:
Name:
Its:

Address:

BUYER GREAT EAST ENERGY, INC.

By:
Name:	Johnnie Zarecor
Its:	Chairman

Address:	318 North Carson Street, Suite 208 Carson City, NV 89701 USA

EXHIBIT A

LEGAL OPINION

EXHIBIT B

PURCHASE AGREEMENT

EXHIBIT C

SSL CAPITAL STRUCTURE

ORDINARY SHARES

SHAREHOLDER	NUMBER OF SHARES
Great East Energy, Inc.	1,000

PREFERRED NON-VOTING SHARES WITH DIVIDEND RIGHTS

SHAREHOLDER	NUMBER OF SHARES	DIVIDEND PERCENTAGE
LPC Enterprises LLC	10.5	10.5%
IBTR Investments Limited	4.5	4.5%

EXHIBIT D

SECURITY AGREEMENT

EXHIBIT E

APPLICATION FOR EXTENSION OF SUBSOIL USE PERMIT

EXHIBIT F

WIRE INSTRUCTIONS

Pursuant to Section 4.3(b)(i) of that certain Stock Purchase Option Agreement, dated as of July __, 2013, by and between Bezerius Holdings Limited, a private company limited by shares organized under the laws of the Republic of Cyprus (“Seller”) and Great East Energy, Inc., a Nevada corporation (“Buyer”), Seller hereby instructs Buyer to make the payment of $837,500 in the manner described below:

Form of release:	Wire
Wire Information:

Date:______________, 2013

Bezerius Holdings Limited

By:
Name:
Title: